EXHIBIT 99.2

RAINMAKER SYSTEMS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of Rainmaker Systems, Inc. (Rainmaker), Quarter End, Inc. (Quarter End), and Sunset Direct, Inc. (Sunset Direct) after giving effect to our acquisition of Quarter End (Acquisition), Quarter End’s acquisition of Sunset Direct, borrowings under our $3.0 million loan agreement (Term Loan) concurrent with the closing of the Acquisition and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. We acquired Quarter End on February 8, 2005, and Quarter End acquired Sunset Direct on August 3, 2004.

The accompanying unaudited pro forma condensed combined balance sheet is presented as if the Acquisition of Quarter End occurred on December 31, 2004. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2004 is presented as if our Acquisition of Quarter End and Quarter End’s acquisition of Sunset Direct had occurred on January 1, 2004. All material adjustments to reflect the Acquisition, including the acquisition of Sunset Direct, the Term Loan, and the repayment of debt and certain liabilities retained by Quarter End are set forth in the column “Pro Forma Adjustments.”

The pro forma data is for informational purposes only and may not necessarily reflect future results of operations or financial position or what the results of operations or financial position would have been had Rainmaker, Quarter End and Sunset Direct been operating as combined entities for the periods presented. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements, including the notes thereto, of Rainmaker included in our Form 10-K/A for the year ended December 31, 2004, and the historical financial statements included elsewhere in this Form 8-K/A.

RAINMAKER SYSTEMS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

December 31, 2004

(in thousands)

	Historical		Pro Forma Adjustments		Pro Forma
	Rainmaker	Quarter End
ASSETS
Current assets:
Cash and cash equivalents	$10,104	$—	$(476	)(A)	$9,628
Accounts receivable, net	7,895	894			8,789
Prepaid expenses and other current assets	1,117	93			1,210

Total current assets	19,116	987	(476)		19,627
Non-current assets:
Goodwill	—	537	2,806	(B)	3,343
Intangible assets, net	—	3,562	738	(C)	4,300
Property and equipment, net	3,160	286			3,446
Other assets	86	53			139

Total non-current assets	3,246	4,438	3,544		11,228

Total assets	$22,362	$5,425	$3,068		$30,855

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,130	$602	$(112	)(D)	$15,620
Accrued compensation and benefits	390	877			1,267
Other accrued liabilities	747	32	737	(E)	1,516
Deferred revenue	—	948	(201	)(F)	747
Obligations under financing arrangements	355	350	(350	)(D)	355
Current portion of long-term debt	—	1,326	(326	)(G)	1,000
Current portion of capital lease obligations	122	78			200

Total current liabilities	16,744	4,213	(252)		20,705

Non-current liabilities:
Long term debt, less current portion	—	1,514	486	(H)	2,000
Capital lease obligations, less current portion	42	42			84

Total non-current liabilities	42	1,556	486		2,084

Stockholders’ equity (deficit)	5,576	(344)	2,834	(I)	8,066

Total liabilities and stockholders’ equity (deficit)	$22,362	$5,425	$3,068		$30,855

RAINMAKER SYSTEMS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the year ended December 31, 2004

(In thousands, except per share amounts)

	Historical
	For the year ended December 31, 2004		For the period from January 1, 2004 to August 3, 2004	Pro Forma Adjustments		Pro Forma
	Rainmaker	Quarter End	Sunset Direct
Net revenue	$15,323	$5,137	$6,477	$—		$26,937

Operating expenses:
Cost of services	8,632	3,528	3,966			16,126
Sales and marketing	1,770	340	630			2,740
Technology	1,331	354	496			2,181
General and administrative	6,838	1,443	966			9,247
Depreciation and amortization	1,740	332	127	679	(J)	2,878

Total operating expenses	20,311	5,997	6,185	679		33,172

Operating income (loss)	(4,988)	(860)	292	(679)		(6,235)
Interest and other (expense) income, net	50	(76)	(13)	(108	)(K)	(147)

Net income (loss)	$(4,938)	$(936)	$279	$(787)		$(6,382)

Basic and diluted net loss per share	$(0.11)					$(0.14)

Weighted average common shares outstanding - basic and diluted	43,573			3,320		46,893

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

The following unaudited pro forma condensed combined balance sheet is derived from the balance sheets of Rainmaker and Quarter End at December 31, 2004. The unaudited pro forma condensed combined balance sheet reflects Rainmaker’s purchase of all of Quarter End’s outstanding capital stock using the purchase method of accounting and assumes that such acquisition was consummated as of December 31, 2004. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2004 gives effect to the acquisition of Quarter End, Inc. as if it occurred on January 1, 2004. The unaudited financial information of Sunset Direct is included to give effect to Quarter End’s acquisition of Sunset Direct as if it occurred on January 1, 2004. In August 2004, Quarter End acquired certain assets and assumed certain liabilities of Sunset Direct.

In accordance with the rules and regulations of the SEC, unaudited financial statements may omit or condense information and disclosures normally required for a complete set of financial statements prepared in accordance with generally accepted accounting principles. However, management believes that the notes to the financial statements as presented contain disclosures adequate to make the information presented not misleading.

The adjustments necessary to fairly present the unaudited pro forma condensed combined financial statements have been made based on available information and in the opinion of management are reasonable. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial data is for comparative purposes only and does not purport to represent what Rainmaker’s financial position or results of operations would actually have been had the events noted above in fact occurred on the assumed dates or to project the financial position or results of operations of Rainmaker for any future date or future period. The unaudited pro forma financial statements do not reflect synergies expected from the combination of Rainmaker and Quarter End. The unaudited pro forma condensed combined financial data should be read in conjunction with the notes hereto.

The pro forma adjustments reflect the purchase price allocation and financing of the transaction based on a valuation of net assets acquired as determined by Management.

Certain amounts in the historical financial information of Quarter End and Sunset Direct have been reclassified to conform to Rainmaker’s presentation. Such reclassifications had no effect on the historical results of operations of Quarter End or Sunset Direct.

2. Quarter End Acquisition

Pursuant to our Agreement and Plan of Merger (the “Merger Agreement”) with Quarter End, a privately held Idaho corporation, we acquired all of the issued and outstanding voting securities of Quarter End on February 8, 2005. Under the terms of the Merger Agreement, we paid approximately $3.5 million in cash, that was used to retire approximately $3.3 million of debt and certain liabilities retained by Quarter End, and issued 3,320,400 shares of common stock in exchange for the outstanding capital stock of Quarter End. The estimated value of the 3,320,400 shares of Rainmaker common stock was $2.49 million computed at a per share price of $0.75, the average closing price for the period from February 3, 2005 through February 11, 2005.

Our acquisition of Quarter End has been accounted for as a business combination. Assets acquired and net liabilities assumed were recorded at their estimated fair values as of February 8, 2005. The total purchase price was $6.7 million as follows:

(in thousands)
Issuance of 3,320,400 shares of Rainmaker Common Stock	$2,490
Cash payment for acquisition of Quarter End	3,476
Acquisition related transaction costs	746

Total purchase price	$6,712

Using the purchase method of accounting, the total purchase price was allocated to Quarter End’s net tangible and identifiable intangible assets based on their estimated fair values as of February 8, 2005. The excess of the purchase price over the net tangible and identifiable intangible assets was recorded as goodwill. Based upon a preliminary valuation by Management, the total purchase price was allocated as follows:

(in thousands)
Tangible assets acquired	$1,866
Identifiable intangible assets	4,300
Goodwill	3,343
Net liabilities assumed	(2,797)

Total purchase price allocation	$6,712

Goodwill represents the excess of the purchase price over the fair value of tangible and identifiable intangible assets acquired. Goodwill amounts are not amortized, but rather are tested for impairment at least annually. In the event that we determine that the value of goodwill has become impaired, we will incur an accounting charge for the amount of impairment during the fiscal quarter in which such determination is made.

Identifiable intangible assets acquired consist of developed technology, customer relations, trade names, and a proprietary database. The estimated fair value of identifiable intangible assets was determined by Management.

The amount of net liabilities assumed does not include $3.3 million of debt and certain liabilities that were retained by Quarter End.

3. Pro Forma Adjustments

The following pro forma adjustments are included in the unaudited pro forma condensed combined balance sheet:

(A) To record the following adjustments to cash:

(in thousands)
To record gross proceeds from Term Loan	$3,000
To record cash paid for acquisition of Quarter End	(3,476)

Total adjustments to cash	$(476)

(B) To eliminate Quarter End’s historical goodwill resulting from its acquisition of Sunset Direct in August 2004 and record the preliminary fair value of goodwill.

(in thousands)	Historical Amount, Net	Allocated Fair Value	Increase
Goodwill	$537	$3,343	$2,806

(C) To record the difference between the preliminary fair value and the historical amount of intangible assets.

(Dollars in thousands)	Historical Amount, Net	Fair Value	Increase	Annual Amortization*	Estimated Useful Life
Customer relationships	$1,285	$1,600	$315	$572	5 yrs.
Proprietary database	918	1,100	182	220	5 yrs.
Trade name	1,000	1,100	100	—	Indefinite
Developed technology	359	500	141	125	4 yrs.

Total identifiable intangible assets	$3,562	$4,300	$738	917

Quarter End historical amortization of intangibles				238

Net increase in amortization				$679

*	Amortization is calculated using the sum of the years digit method for customer relationships and the straight-line method for the proprietary database and developed technology.

(D) To record payoff of certain accounts payable and the borrowings under financing arrangements in accordance with the Merger Agreement.

(E) To accrue acquisition related transaction costs of $746, partially offset by adjustments to valuation of liabilities.

(F) To record adjustment to valuation of deferred revenue.

(G) To record the following adjustments to current portion of debt:

(in thousands)
To record current portion of Term Loan	$1,000
To record payment of Quarter End debt	(1,326)

Total adjustments to current portion of debt	$(326)

(H) To record the following adjustments to long-term portion of debt:

(in thousands)
To record long term portion of Term Loan	$2,000
To record payment of Quarter End debt	(1,514)

Total adjustments to long-term portion of debt	$486

(I) To record the following adjustments to stockholders’ equity:

(in thousands)
To record the value of Rainmaker shares issued in the Acquisition	$2,490
To eliminate Quarter End’s historical stockholders’ deficit	344

Total adjustments to stockholders’ equity	$2,834

The following pro forma adjustments are included in the unaudited pro forma condensed combined statement of operations:

(J) To record additional amortization expenses related to intangible assets acquired - see (C).

(K) To record interest expense associated with the Term Loan and retirement of Quarter End debt.

(Dollars in thousands)	Borrowings	Estimated Annual Interest Rate	Increase (Decrease) in Annual Interest Exp.
Term Loan	$3,000	6.75%	$166
Historical Quarter End debt	$3,190	Various	$(58)

Net change in interest expense			$108